Exhibit 99.1

      iMedia Announces Appointments of new Chief Financial
                   and Chief Operating Officers

SANTA MONICA, CA, Friday December 16, 2005 - iMedia International, Inc. (OTC
BB: IMNL) (www.imedia-intl.com) announced today that they have hired Mr. Anthony J. Fidaleo as their new Chief Financial Officer, and that former CFO, Mr. Franklin Unruh, will move to the position of Chief Operating Officer.

Mr. Fidaleo has a long history of experience in public company management. He recently left his position as Chief Financial Officer for AdStar
(NASDAQ:ADST), a NASDAQ Small-Cap listed software and technology company, which provides online advertising solutions to the newspaper industry.

"We are ecstatic at having a CFO with the capability and experience that Tony brings" commented David MacEachern, CEO of iMedia International. "Not only does he have a wealth of knowledge about compliance, financial management and public reporting, but his past tenure with AdStar gives him tremendous knowledge and insight into the newspaper industry, our primary growth market."

Prior to joining AdStar, Mr. Fidaleo served for five years as the consulting Chief Financial Officer and Vice President Controller for such notable companies as Autobytel, Inc and L90, Inc. In addition to his public company experience, from 1992 to 1997 Mr. Fidaleo served as Chief Financial Officer of privately-held American Dawn, Inc. and Vagabond Inns, both national companies.

Mr. Fidaleo spent a majority of his public career as a certified public account with the prominent auditing firm of BDO Seidman, eventually being appointed as Senior Audit Manager. He is a CPA and holds a B.S. degree in Accounting from California State University at Long Beach.

Mr. Fidaleo replaces Mr. Franklin Unruh, who served as interim CFO since iMedia's inception. Mr. Unruh has been appointed to the newly created position of Chief Operating Officer. As COO, he will focus his attention on the development of new proprietary brand publications geared towards education, health and lifestyle, music and direct response marketing.

"As the founding investor in iMedia, I have waited for the day where I could devote 100% of my time and resources to the development of products and help implement our vision of integrating our digital media on a mass scale" said Mr. Unruh. "Now that I am no longer responsible for the CFO's duties, I will have the time to research these various targeted markets and help develop new digital publications that we can integrate into our new newspaper distribution program. I can't thank Tony enough for seeing this opportunity and leaving his former position to join us."

When asked about iMedia, Mr. Fidaleo responded "I see an opportunity for growth and expansion with iMedia. There are so many directions and markets we can pursue. Also, I understand the power and scope of the newspaper industry, and think that iMedia's vision to create a program of digital supplements and enhancements is what this industry needs in order to compete in this fragmented marketplace."


About iMedia International Inc.
iMedia International, Inc. (IMNL) is a publicly held digital media solutions company producing DVD's, and CD-ROM's for digital multimedia marketing and promotional campaigns. iMedia publishes proprietary and custom digital iMagazines and offers expert digital media solutions services including: strategic planning, content aggregation and production, disc audio/video design, authoring, editing and compression, disc packaging manufacturing and distribution. A key feature of iMedia's technology is its iReporting real-time, online tracking system which provides quantitative data on disc viewer usage patterns and effectiveness of iMedia marketing and promotional campaigns.

For more information on iMedia International, Inc. please contact:

Kelly R. Konzelman, Executive Vice President
1721 21st Street, Santa Monica, CA 90404
Phone: (310) 453-4499
Fax: (310) 453-6120
kellyk@imedia-intl.com

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties, and various other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Please refer to the full filing of the Company's Quarterly Report on Form 10-Q at http://www.sec.gov.

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